Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Full House Resorts, Inc.

Las Vegas, Nevada

We consent to use in this Registration Statement on Form SB-2 of our reports dated March 21, 2006 (except for Notes 2, 3 and 13, as to which the date is April 12, 2006 and Note 13, as to which the date is June 1, 2006), relating to the consolidated financial statements of Full House Resorts, Inc. and July 18, 2006, relating to Stockman’s Casino, Inc., respectively, as of and for the years ended December 31, 2005 and 2004. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Piercy Bowler Taylor & Kern

Piercy, Bowler, Taylor & Kern

Certified Public Accountants and Business Advisors

A Professional Corporation

Las Vegas, Nevada

October 25, 2006